AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 2000.
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                        MCCORMICK & COMPANY, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             MARYLAND                                     52-0408290
  (STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NUMBER)
                                18 LOVETON CIRCLE
                             SPARKS, MARYLAND 21152
                                 (410) 771-7301
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 --------------
                                ROBERT W. SKELTON
                        MCCORMICK & COMPANY, INCORPORATED
                                18 LOVETON CIRCLE
                             SPARKS, MARYLAND 21152
                                 (410) 771-7301
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                 --------------
                                    COPY TO:
        ALAN L. DYE, ESQ.                           STEPHAN J. FEDER, ESQ.
     HOGAN & HARTSON L.L.P.                       SIMPSON THACHER & BARTLETT
   555 THIRTEENTH STREET, N.W.                       425 LEXINGTON AVENUE
     WASHINGTON, D.C. 20004                        NEW YORK, NEW YORK 10017
         (202) 637-5600                                 (212) 455-2000
                                 --------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED             PROPOSED
                                                                MAXIMUM               MAXIMUM
         TITLE OF EACH CLASS OF            AMOUNT TO BE         OFFERING             AGGREGATE           AMOUNT OF
       SECURITIES TO BE REGISTERED          REGISTERED       PRICE PER UNIT       OFFERING PRICE      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Debt Securities                            $375,000,000           100%           $375,000,000 (1)          $99,000
----------------------------------------------------------------------------------------------------------------------


(1) Or, if any such securities are issued at original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $375,000,000. Securities may be denominated in U.S. Dollars or in one or more foreign currencies or units of two or more foreign currencies or composite currencies.

                                -----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2000


           Prospectus Supplement to Prospectus dated September , 2000.

                                  $375,000,000

                        MCCORMICK & COMPANY, INCORPORATED

                                Medium-Term Notes

                                ----------------

                                  TERMS OF SALE

         The following terms may apply to the Notes which McCormick & Company, Incorporated may sell at one or more times. The final terms for each Note will be included in a pricing supplement. McCormick will receive between $374,531,250 and $371,625,000 of the proceeds from the sale of the Notes, after paying the agents commissions of between $468,750 and $3,375,000.


     -   Mature 9 months to 40 years                            -    Certificated or book-entry form
     -   Fixed or floating interest rate or indexed Notes or    -    Subject to redemption and repurchase at option of
         zero-coupon or other original issue discount Notes.         McCormick or the holder
         The floating interest rate may be based on:            -    Interest paid on Fixed Rate Notes semi-annually
              -   Commercial Paper Rate                         -    Interest paid on Floating Rate Notes monthly,
              -   Prime Rate                                         quarterly, semi-annually or annually
              -   CD Rate                                       -    Minimum denominations of $1,000 increased in
              -   Federal Funds Rate                                 multiples of $1,000
              -   LIBOR                                         -    May be foreign currency or composite currency
              -   Treasury Rate                                      denominated
              -   CMT Rate                                      -    Same day settlement and payment in immediately
              -   Any other rate specified by us in the              available funds
                  pricing supplement
              -   Any combination of rates specified in a
                  pricing supplement


         The aggregate initial offering price of the Notes that McCormick offers will be limited to $375,000,000 or its equivalent in one or more foreign currencies or composite currencies, but this limit will decrease if McCormick sells other securities that are described in the attached prospectus.

         SEE "RISK FACTORS" ON PAGE S-2 TO READ ABOUT CERTAIN RISK FACTORS YOU SHOULD CONSIDER BEFORE BUYING ANY NOTES.

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

         McCormick may sell the Notes directly or through one or more agents or dealers, including the agent listed below. The agents are not required to sell any specific number or amount of the Notes. They will use their reasonable efforts to sell the Notes offered.

                              GOLDMAN, SACHS & CO.

                  Prospectus Supplement dated September , 2000.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                  RISK FACTORS

         YOUR INVESTMENT IN THE NOTES IS SUBJECT TO CERTAIN RISKS, ESPECIALLY IF THE NOTES INVOLVE IN SOME WAY A FOREIGN CURRENCY. THIS PROSPECTUS SUPPLEMENT DOES NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN THE NOTES, WHETHER ARISING BECAUSE THE NOTES ARE DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS OR BECAUSE THE RETURN ON THE NOTES IS LINKED TO ONE OR MORE INTEREST RATES OR CURRENCY INDICES OR FORMULAE. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS ABOUT THE RISKS ENTAILED BY AN INVESTMENT IN THE NOTES AND THE SUITABILITY OF YOUR INVESTMENT IN THE NOTES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES. THE NOTES MAY NOT BE AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS OR TRANSACTIONS INVOLVING THE TYPE OF INDEX OR FORMULA USED TO DETERMINE AMOUNTS PAYABLE. BEFORE INVESTING IN THE NOTES, YOU SHOULD CONSIDER CAREFULLY, AMONG OTHER FACTORS, THE MATTERS DESCRIBED BELOW.

NOTES DENOMINATED IN FOREIGN CURRENCIES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH EXCHANGE RATE FLUCTUATION, FOREIGN EXCHANGE CONTROLS AND OTHER FACTORS OVER WHICH WE HAVE NO CONTROL.

         If you invest in Foreign Currency Notes and currency Indexed Notes, your investment will be subject to significant risks not associated with investments in debt instruments denominated in U.S. dollars or U.S. dollar-based indices. Such risks include the possibility of significant changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile, and such volatility may continue in the future. Past fluctuations in any particular exchange rate are not necessarily indicative, however, of fluctuations that may occur in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your Foreign Currency Notes or currency Indexed Notes, in the U.S. dollar-equivalent value of the principal and premium, if any, payable at maturity of your Notes and, generally, in the U.S. dollar-equivalent market value of your Notes. We may further describe the currency risks with respect to your Foreign Currency Notes or currency Indexed Notes in the applicable pricing supplement.

         Foreign exchange rates can either float or be fixed by sovereign governments. Governments, however, often do not voluntarily allow their currencies to float freely in response to economic forces. Instead, governments use a variety of techniques, such as intervention by that country's central bank or the imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by the devaluation or revaluation of a currency. Thus, an important risk in purchasing Foreign Currency Notes or currency Indexed Notes for U.S. dollar-based investors is that the U.S. dollar-equivalent yield of the Notes could be affected by, among other things, governmental actions that could change or interfere with a currency valuation that was previously freely determined, fluctuations in response to other market forces, and the movement of currencies across borders. We will make no adjustments or changes in the terms of the Foreign Currency Notes or currency Indexed Notes if exchange rates become fixed, if any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes occur, or if other developments affecting the U.S. dollar or any applicable currency occur.

         The calculation agent, the paying agent and the exchange rate agent will make calculations relating to your Foreign Currency Notes or currency Indexed Notes. All such determinations will, in the absence of clear error, be binding on beneficial owners of the Notes.

         On January 1, 1999, Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain (the "Participating States") commenced a new stage of economic and monetary union and introduced a single currency (the "euro"), which will be legal tender in the Participating States in substitution for the national currencies of those countries. The current currencies of the Participating States will remain legal tender in those countries as the physical currency denominating and representing the euro until December 31, 2001, but all financial records and accounts will thereafter be stated in the euro. The conversion rates between the current currencies of each Participating State and the euro were fixed irrevocably by the Council of the European Union effective January 1, 1999. The Council of the European Union has adopted regulations providing specific rules for the introduction of the euro.

         For Notes with a specified currency other than U.S. dollars, we will include in the applicable pricing supplement information concerning historical exchange rates for that currency against the U.S. dollar and a brief description of any relevant exchange controls.

EXCHANGE RATES MAY AFFECT THE VALUE OF A JUDGMENT OF A U.S. COURT INVOLVING FOREIGN CURRENCY NOTES.

         The Indenture and the Notes, except to the extent that we specify otherwise in a pricing supplement, will be governed by, and construed in accordance with, the laws of the State of New York. As a holder of Notes, you may bring an action based upon an obligation payable in a currency other than U.S. dollars in courts in the United States. However, courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than U.S. dollars. In addition, it is not clear whether, in granting such judgment, a court would determine the rate of conversion with reference to the date of default, the date judgment is rendered or any other date. The Judiciary Law of the State of New York provides, however, that an action based upon an obligation payable in a currency other than U.S. dollars will be rendered in the currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date the judgment or decree is entered. In these cases, holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the dollar amount of the judgment is calculated and the time U.S. dollars were paid to the holders.

NOTES INDEXED TO INTEREST RATE, CURRENCY OR OTHER INDICES OR FORMULAS ARE MORE VOLATILE THAN CONVENTIONAL DEBT SECURITIES.

         If you invest in Indexed Notes, your investment will be subject to significant risks that are not associated with an investment in a conventional debt security. Indexation of the interest rate of a Note may result in lower interest compared to a conventional fixed rate debt security issued at the same time, or no interest. Indexation of the principal and premium, if any, on a Note may result in the payment of a lower amount of principal and/or premium (or no principal and/or premium) compared to the original purchase price of the Note. The value of an index can fluctuate based on a number of interrelated factors, including economic, financial and political events over which we have no control. Additionally, if any formula that we specify to determine the amount of principal, premium and/or interest payable with respect to Indexed Notes contains a multiple or leverage factor, that feature will magnify the effect of any change in the index. You should not take the historical experience of an index as an indication of its future performance.

THERE MAY NOT BE ANY TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING AND MARKET VALUE OF YOUR NOTES.

         Upon issuance, your Notes will not have an established trading market. We cannot assure you a trading market for your Notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, your Notes. These factors include:

         - the complexity and volatility of the index or formula applicable to your Notes,

         - the method of calculating the principal, premium and interest in respect of your Notes,

         -        the time remaining to the maturity of your Notes,

         -        the outstanding amount of Notes related to your Notes,

         -        any redemption features of your Notes,

         - the amount of other debt securities linked to the index or formula applicable to your Notes, and

         - the level, direction and volatility of market interest rates generally.


         There may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all. In addition, Notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase Notes unless you understand and know you can bear all of the investment risks involving your Notes.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES.

         The credit ratings on the Notes may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of the Notes.

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

         We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our Notes from time to time.

         This prospectus supplement provides you with certain terms of the Notes and supplements the description of the Debt Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will replace the inconsistent information in the prospectus.

         Each time we issue Notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the Notes offered. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a Note. The flexibility available to us to set or negotiate individualized terms for Notes means that there may be transactions, particularly with Indexed Notes, that are quite complex. Frequently, the terms of the Notes may differ from the terms that we describe in this prospectus supplement. Any information in a pricing supplement that is inconsistent with this prospectus supplement will replace the inconsistent information in this prospectus supplement.

                              DESCRIPTION OF NOTES

         THE FOLLOWING SUMMARY OF CERTAIN TERMS OF THE NOTES IS NOT COMPLETE. FOR ADDITIONAL TERMS OF THE NOTES, YOU SHOULD ALSO READ THE INDENTURE UNDER WHICH THE NOTES WILL BE ISSUED, WHICH IS AN EXHIBIT TO OUR SHELF REGISTRATION STATEMENT. THE FOLLOWING DESCRIPTION OF THE NOTES SUPPLEMENTS, AND, TO THE EXTENT THE DESCRIPTIONS ARE INCONSISTENT, REPLACES THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES THAT IS FOUND UNDER THE HEADING "DESCRIPTION OF DEBT SECURITIES" IN THE ATTACHED PROSPECTUS. THE FOLLOWING DESCRIPTIONS WILL APPLY TO EACH NOTE UNLESS WE SPECIFY OTHERWISE IN THE PRICING SUPPLEMENT.

         WHEN WE REFER TO YOU, WE MEAN THOSE WHO INVEST IN THE NOTES BEING OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS, WHETHER THEY ARE THE HOLDERS OR ONLY INDIRECT HOLDERS OF THOSE DEBT SECURITIES. WHEN WE REFER TO YOUR NOTES, WE MEAN THE NOTES IN WHICH YOU HOLD A DIRECT OR INDIRECT INTEREST.

GENERAL

         We will offer Notes on a continuous basis. The aggregate initial public offering price of the Notes that we offer will be limited to $375,000,000 or its equivalent in one or more foreign currencies or composite currencies, but this limit will decrease if we sell other securities that are described in the attached prospectus.

         The Notes are our unsecured obligations and rank equally with all of our other unsecured and unsubordinated debt.

         The Notes offered by this prospectus supplement will form a part of the medium-term notes due from 9 months to 40 years from date of issue issued under the Indenture. At May 31, 2000, we and our consolidated subsidiaries had total consolidated long-term indebtedness of approximately $235 million (in addition to approximately $6 million in the current portion of our long-term indebtedness) and we had no subordinated indebtedness outstanding.

         The Indenture does not limit the amount of our Notes or other debt obligations that we may issue thereunder.

         The covenant defeasance provisions of the Indenture described under "Description of Debt Securities-Covenant Defeasance" in the attached prospectus will apply to the Notes.

         Unless we specify otherwise in the applicable pricing supplement, we will denominate the Notes in U.S. dollars and will make all payments on the Notes in U.S. dollars. For further information regarding Foreign Currency Notes, see "Risk Factors" and "Special Provisions Relating to Foreign Currency Notes".

         You must pay the purchase price of the Notes in immediately available funds.

         As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; PROVIDED, HOWEVER, that with respect to Foreign Currency Notes, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open); PROVIDED, FURTHER, that with respect to Notes as to which LIBOR is an applicable interest rate basis, such day is also a London Business Day.

         "London Business Day" means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

         "Principal Financial Center" means:

         - the capital city of the country issuing the specified currency; or

         - the capital city of the country to which the designated LIBOR Currency relates, as applicable,

except that, with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney and (solely in the case of the specified currency) Melbourne, Toronto, Frankfurt, Amsterdam, London (solely in the case of the designated LIBOR Currency), Johannesburg and Zurich, respectively.

         The authorized denominations of Notes denominated in U.S. dollars will be integral multiples of $1,000. We will designate the authorized denominations of Foreign Currency Notes in the applicable pricing supplement.

BOOK-ENTRY SECURITIES

         Except under certain circumstances, we will issue Notes in book-entry form only. This means that we will not issue actual Notes or certificates to you. Instead, we will issue a Global Security representing Notes with similar terms, and such Global Security will be held by The Depository Trust Company ("DTC") or its nominee. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have an account with an institution, such as a brokerage firm, that has an account with DTC. For a more complete description of Book-Entry Securities, see "Description of Debt Securities-Book-Entry Securities" in the prospectus.

         Payments of principal and premium, if any, and interest on Notes represented by a Global Security will be made in same-day funds to DTC in accordance with arrangements then in effect between the Trustee and DTC.

INTEREST AND INTEREST RATES

GENERAL

         Each Note will begin to accrue interest, if any, from the date it is originally issued. In the related pricing supplement, we will designate each Note as a Fixed Rate Note, an OID Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any spread and/or spread multiplier. For an Indexed Note, we will describe in the related pricing supplement the method for the calculation and payment of principal and interest. We also may specify a maximum and a minimum interest rate in the pricing supplement for a Floating Rate Note or Indexed Note.

         We may also issue a Note that combines fixed and floating rate terms.

         Interest rates that we offer with respect to Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. We may offer Notes with similar variable terms but different interest rates, as well as Notes with different variable terms, concurrently to different investors. We may, from time to time, change the interest rates or formulae and other terms of Notes, but no such change will affect any Note that we already have issued or as to which we already have accepted an offer to purchase.

FIXED RATE NOTES

         In the pricing supplement for Fixed Rate Notes, we will specify a
fixed interest rate payable semiannually in arrears on each       and
(each an "Interest Payment Date"), or such other dates specified in the applicable pricing supplement, to holders of record on the corresponding Regular Record Date. If a Fixed Rate Note is issued between a Regular Record Date and the corresponding date which would otherwise be the initial Interest Payment Date, we will make our first payment of interest, if any, on the Interest Payment Date following the next Regular Record Date. The "Regular Record Date", as referred to in this paragraph, is the close of business on the fifteenth day (whether or not a Business Day), prior to an Interest Payment Date. We will compute interest on Fixed Rate Notes on the basis of a 360-day year of twelve 30-day months. If the maturity date or an Interest Payment Date for any Fixed Rate Note is not a Business Day, we will pay principal of and premium, if any, and interest for that Note, as applicable, on the next Business Day, and no interest will accrue from and after the maturity date or Interest Payment Date.

ORIGINAL ISSUE DISCOUNT NOTES

         We may issue original issue discount Notes (including zero coupon Notes) ("OID Notes"), which are Notes issued at a discount from the principal amount payable at the maturity date. An OID Note might not have periodic interest payments. For these Notes, interest normally accrues during the life of the Note, and you receive it at the maturity date or upon earlier redemption. Upon a redemption, repayment or acceleration of the maturity of an OID Note, we will determine the amount payable to you as set forth under "-Optional Redemption, Repayment and Repurchase". Normally, this amount is less than the amount that we would otherwise pay at the maturity date.

AMORTIZING NOTES

         We may issue amortizing Notes, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each Note ("Amortizing Notes"). We apply payments on Amortizing Notes first to pay interest due and then to reduce the unpaid principal amount. We will include a table setting forth repayment information in the related pricing supplement for an Amortizing Note.

FLOATING RATE NOTES

         Each Floating Rate Note will have an interest rate basis or formula. We may base that formula on:

         -        the CD Rate;

         -        the Commercial Paper Rate;

         -        LIBOR;

         -        the Federal Funds Rate;

         -        the Prime Rate;

         -        the Treasury Rate;

         -        the CMT Rate; or

         - any other rate, or combination of rates, specified in the pricing supplement.


         In the pricing supplement, we also will indicate any spread and/or spread multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

         We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the pricing supplement, the paying agent will be the calculation agent for each Note. In most cases, a Floating Rate Note will have a specified "Interest Reset Date", "Interest Determination Date" and "Calculation Date" associated with it. An Interest Reset Date is the date on which the interest rate on the Note changes. An Interest Determination Date is the date as of which the new interest rate is determined for a particular Interest Reset Date, based on the interest rate basis or formula as of that Interest Determination Date. The Calculation Date is the date by which the calculation agent will determine the new interest rate that became effective on a particular Interest Reset Date, based on the interest rate basis or formula as of the applicable Interest Determination Date.

CHANGE OF INTEREST RATE

         We may set the interest rate on each Floating Rate Note daily, weekly, monthly, quarterly, semiannually, annually or on some other basis that we specify (each, an "Interest Reset Date"). Unless otherwise stated in the pricing supplement, the Interest Reset Date will be:

         -        for Notes with interest that resets daily, each Business Day;

         - for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

         - for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

         - for Notes with interest that resets monthly, the third Wednesday of each month;

         - for Notes with interest that resets quarterly, the third Wednesday of each of the four months of each year indicated in the applicable pricing supplement;

         - for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable pricing supplement;

         - for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement; and

         - for Notes which reset at intervals other than those described above, the days specified in the applicable pricing supplement.


         The related pricing supplement will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next

Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

DATE INTEREST RATE IS DETERMINED

         The Interest Determination Date for all Floating Rate Notes (except LIBOR Notes and Treasury Rate Notes) will be the second Business Day before the Interest Reset Date. The Interest Determination Date in the case of LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date.

         The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the same Index Maturity are normally auctioned. Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week. If an auction date falls on a day which would otherwise be an Interest Reset Date, then the Interest Reset Date will instead be the first Business Day immediately following the auction date.

CALCULATION DATE

         Unless we specify a different date in a pricing supplement, the "Calculation Date", if applicable, relating to an Interest Determination Date will be the earlier of:

         - the tenth calendar day after such Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day; or

         - the Business Day immediately preceding the relevant Interest Payment Date or the maturity date, as the case may be.

         Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next Interest Reset Date for the Floating Rate Note.

PAYMENT OF INTEREST

         Unless otherwise stated in the pricing supplement, we will pay installments of interest on Floating Rate Notes as follows:

         - for Notes with interest payable monthly, on the third Wednesday of each month;

         - for Notes with interest payable quarterly, on the third Wednesday of each of the four months of each year indicated in the applicable pricing supplement;

         - for Notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable pricing supplement;

         - for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable pricing supplement (each of the above an "Interest Payment Date"); and

         -        at maturity, redemption or repurchase.

         Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to, but excluding, the following Interest Payment Date or the maturity or redemption date, as the case may be.

         We will pay installments of interest on Floating Rate Notes beginning on the first Interest Payment Date after its issue date to the holders of record on the corresponding Regular Record Date. If a Floating Rate Note is issued between a Regular Record Date and the corresponding date which would otherwise be the initial Interest Payment Date, we will make our first payment of interest, if any, on the Interest Payment Date following the next Regular Record Date. The "Regular Record Date", as referred to in this paragraph, is the close of business on the fifteenth day (whether or not a Business Day), prior to an Interest Payment Date. If an Interest Payment Date (but not the maturity date) is not a Business Day, the Interest Payment Date will be deferred until the next Business Day; however, in the case of LIBOR Notes, the Interest Payment Date will be the preceding Business Day if the next Business Day is in the next calendar month. If the maturity date of any Floating Rate Note is not a Business Day, we will pay principal of and premium, if any, and interest for that Note on the next Business Day, and no interest will accrue from and after the maturity date.

         We and the calculation agent will calculate accrued interest on a Floating Rate Note by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by:

         - 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, LIBOR Notes (except where a 360 day convention is not customary, E.G., for LIBOR Notes denominated in pounds sterling), Federal Funds Rate Notes and Prime Rate Notes;

         - 365, in the case of other LIBOR Notes (E.G., LIBOR Notes denominated in pounds sterling); or

         - the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes.

         All percentages resulting from any calculation will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths or more of a percentage point rounded upward. For example, 9.876545% (or
 .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

CALCULATION OF INTEREST

         In this section, we will explain how we and the calculation agent will calculate the interest rate on different Floating Rate Notes.

CD RATE NOTES

         The "CD Rate" for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity described in the related pricing supplement, as published in H.15 (519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest Determination Date under the heading "CDs (secondary market)". The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formulae will be calculated.

         We and the calculation agent will observe the following procedures if the CD Rate cannot be determined as described above:

         - If the above rate is not published in H.15 (519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity described in the pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)".

         - If that rate is not published in H.15 (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that

                  Interest Determination Date, quoted by three leading non-bank dealers of negotiable U.S. dollar certificates of deposit of major United States money market banks in The City of New York of the highest credit standing (in the market for negotiable certificates of deposit) for negotiable certificates of deposit in a denomination of $5,000,000 with a remaining maturity closest to the Index Maturity described in the pricing supplement. The calculation agent, after consultation with us, will select the three dealers referred to above.

         - If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

         "H.15 (519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

         "H.15 Daily Update" means the daily update of H.15 (519), available through the world-wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

COMMERCIAL PAPER RATE NOTES

         The "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related pricing supplement, as published in H.15
(519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Commercial Paper--Nonfinancial". We and the calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

         - If the above rate is not published in H.15 (519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper--Nonfinancial".

         - If that rate is not published in H.15 (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in The City of New York as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the pricing supplement placed for an industrial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized securities rating organization. The calculation agent, after consultation with us, will select the three dealers referred to above.

         - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.


         "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                  Money Market Yield =   D X 360           X 100
                                       ----------------
                                         360 - (D X M)

         Where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR NOTES

On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

         - If the pricing supplement specifies "LIBOR Telerate", LIBOR on any Interest Determination Date will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

         - If the pricing supplement specifies "LIBOR Reuters", LIBOR on any Interest Determination Date will be the average of the offered rates for deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

         If the pricing supplement does not specify "LIBOR Telerate" or "LIBOR Reuters", the LIBOR Rate will be LIBOR Telerate. In addition, if the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

         On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

         - The calculation agent will determine LIBOR on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related pricing supplement on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, for the period commencing on the Interest Reset Date to prime banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If the banks provide at least two quotations, LIBOR for that Interest Determination Date will be the average of those quotations.

         - If the banks provide fewer than two quotations as mentioned above, LIBOR will be the average of the rates quoted by three major banks in the Principal Financial Center selected by the calculation agent at approximately 11:00 A.M. in the Principal Financial Center, on the Interest Determination Date for loans to leading European banks in the LIBOR Currency having the Index Maturity designated in the pricing supplement for the period commencing on the Interest Reset Date and in a principal amount that is representative of a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the three banks referred to above.

         - If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that Interest Determination Date.

         "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no such currency is specified in the applicable pricing supplement, U.S. dollars.

         "Designated LIBOR Page" means:

         - if the pricing supplement specifies "LIBOR Reuters", the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

         - if the pricing supplement specifies "LIBOR Telerate" or it specifies neither "LIBOR Reuters" nor "LIBOR Telerate" as the method of calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service ("Telerate") on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR

                  Currency.

FEDERAL FUNDS RATE NOTES

         The "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15 (519) prior to 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Federal Funds (Effective)", as such rate is displayed on Telerate on page 120 (or any other page as may replace such page) ("Telerate Page 120").

         We and the calculation agent will observe the following procedures if the Federal Funds Rate cannot be determined as described above:

         - If the above rate does not appear on Telerate Page 120 or is not published in H.15 (519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)".

         - If the above rate does not appear on Telerate Page 120 or is not published in H.15 (519) or H.15 Daily Update or such other recognized electronic source as described above by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal Funds arranged by three leading dealers of Federal Funds transactions in The City of New York as of 9:00 A.M., New York City time, on that Interest Determination Date. The calculation agent, after consultation with us, will select the three dealers referred to above.

         - If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate then in effect on that Interest Determination Date.

PRIME RATE NOTES

         The "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15 (519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan".

         We and the calculation agent will observe the following procedures if the Prime Rate cannot be determined as described above:

         - If the rate is not published in H.15 (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters screen designated as "USPRIME1" as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

         - If at least one rate but fewer than four rates appear on the Reuters screen USPRIME1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major money center banks in The City of New York selected by the calculation agent.

         - If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

TREASURY RATE NOTES

         The "Treasury Rate" for any Interest Determination Date is the rate set at the auction of direct obligations of the United States ("Treasury bills") having the Index Maturity described in the related pricing supplement under the caption "INVESTMENT RATE" on the display on Telerate on page 56 (or any other page as may replace such page) ("Telerate Page 56") or page 57 (or any other page as may replace such page) ("Telerate Page 57") by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date.

         We and the calculation agent will observe the following procedures if the Treasury Rate cannot be determined as described above:

         - If the rate is not published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the auction rate of such Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as published in H.15 Daily Update, or such recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities Treasury bills/Auction high".

         - If the rate is not published by 3:00 P.M., New York City time, on the Calculation Date and cannot be determined as described in the immediately preceding paragraph, the Treasury Rate will be the average auction rate of such Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury on the Calculation Date.

         - If the results of the most recent auction of Treasury bills having the Index Maturity described in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held on the Interest Determination Date, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15 (519) under the caption "U.S. Government securities/Treasury bills/ Secondary market" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date of such Treasury bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government securities/Treasury bills/Secondary market".

         - If such rate is not yet published in H.15 (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond Equivalent Yield of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary U.S. government securities dealers (which may include the Agent or its affiliates) for the issue of Treasury bills with a remaining maturity closest to the Index Maturity described in the related pricing supplement. The calculation agent will select the three dealers referred to above.

         - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate then in effect on that Interest Determination Date.

         "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                  Bond Equivalent Yield =    D X N      X 100
                                          ------------
                                          360 - (D X M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis. "N" refers to 365 or 366 days, as applicable, and "M" refers to the actual number of days in the applicable Interest Reset Period.

CMT RATE NOTES

         The "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the caption "--Treasury Constant Maturities--Federal Reserve Board Release H.15 - Mondays Approximately 3:45 P.M.", under the column for the Designated CMT Maturity Index described in the related pricing supplement for:

         - if the Designated CMT Telerate Page is 7051 or any successor page, the rate on such Interest Determination Date; or

         - if the Designated CMT Telerate Page is 7052 or any successor page, the weekly or monthly average for the week or the month, as specified in the related pricing supplement, ended immediately preceding the week or the month in which the related Interest Determination Date occurs.

         The following procedures will be used if the CMT Rate cannot be determined as described above:

         - If the relevant page does not display the rate by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Designated CMT Maturity Index, as published in H.15 (519).

         - If that rate is not published in H.15 (519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Designated CMT Maturity Index for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines (with our concurrence) to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15 (519).

         - If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic average of the secondary market closing offered rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York. The calculation agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations), for the most recently issued, direct, noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity approximately equivalent to that of the Designated CMT Maturity Index, and a remaining term to maturity not less than that of the Designated CMT Maturity Index minus one year.

         - If the calculation agent cannot obtain three Treasury Note quotations, the calculation agent will determine the CMT Rate to be a yield to maturity based on the arithmetic average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in The City of New York (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to that of the Designated CMT Maturity Index, and with a remaining term to maturity closest to that of the Designated CMT Maturity Index, which has an outstanding balance of at least $100,000,000. If two such Treasury Notes with an original maturity have remaining terms to maturity equally close to that of the Designated CMT Maturity Index, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

         - If three or four (but not five) Reference Dealers are quoting as mentioned above, then the CMT Rate will be based on the arithmetic average of the offered rates obtained, and neither the highest nor the lowest of those quotations will be eliminated.

         - If fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned above, the CMT Rate will remain the CMT Rate then in effect on the Interest Determination Date.

         "Designated CMT Telerate Page" means the display on Telerate, on the page specified in the applicable pricing supplement (or any other page as may replace such page) for the purpose of displaying Treasury Constant Maturities as reported in H.15 (519) or, if no such page is specified in the applicable pricing supplement, page 7052 (or any other page as may replace such page).

         "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, two years.

INDEXED NOTES

         We may issue Notes for which the amount of interest or principal that you will receive will not be known on your date of purchase. We will specify the formula for computation of principal and premium, if any, and interest payments for these types of Notes, which we call "Indexed Notes", by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items that we may use include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price in a particular market of a particular commodity.

         If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note's face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of principal and premium, if any, and interest that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments, principal amounts and/or premium amounts, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations, will be described in the pricing supplement.

RENEWABLE NOTES

         We may issue renewable Notes ("Renewable Notes"), which are Notes that will automatically renew at their maturity date unless the holder of the Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related pricing supplement.

         The holder of the Renewable Note must give notice of termination at least 15, but not more than 30 days, prior to the Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of their Renewable Notes only if the terms of the Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is irrevocable and will be binding on the holder of the Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related pricing supplement will identify a final maturity date beyond which the maturity date cannot be renewed.

         If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and, therefore, will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cutoff times for accepting instructions from their customers, and accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Renewable Note to ascertain the cutoff time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

EXTENDIBLE NOTES

         We may issue Notes whose stated maturity date may be extended at our option (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond a final maturity date described in the related pricing supplement (but not to exceed 30 years from the date of issue).

         We may exercise our option to extend the Extendible Note by notifying the Trustee (or any duly appointed paying agent) at least 50 but not more than 60 days prior to the then effective maturity date. If we elect to extend the Extendible Note, the Trustee (or paying agent) will mail, at least 40 days prior to the maturity date, to the registered holder of the Extendible Note a notice (an "Extension Notice") informing the holder of our election, the new maturity date and any updated terms. Upon the mailing of the Extension Notice, the maturity of such Note will be extended automatically as set forth in the Extension Notice.

         However, we may, not later than 20 days prior to the maturity date of an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher spread and/or spread multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee (or paying agent) to mail notice of such higher interest rate or higher spread and/or spread multiplier to the holder of the Extendible Note. The notice will be irrevocable.

         If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective maturity date. In order for an Extendible Note to be so repaid on the maturity date, we must receive, at least 15 days but not more than 30 days prior to the maturity date:

         - the Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed; or

         - a facsimile transmission, telex or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; PROVIDED, HOWEVER, that the facsimile transmission, telex or letter will only be effective if the Trustee or paying agent receives the Note and form duly completed by that fifth Business Day.

A holder of an Extendible Note may exercise this option for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

         If a Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and, therefore, will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cutoff times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to determine the cutoff time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

OPTIONAL REDEMPTION, REPAYMENT AND REPURCHASE

         We will indicate in the pricing supplement for a Note whether we will have the option to redeem the Note before the stated maturity and the price or prices at which, and date or dates on which, redemption may occur. If we are allowed to redeem a Note, we may exercise the option by notifying the Trustee at least 60 days prior to the redemption date. At least 30 but not more than 60 days before the redemption date, the Trustee will mail notice or cause the paying agent to mail notice of redemption to the holders. If we redeem a Note in part, we will issue a new Note or Notes for the unredeemed portion.

         We also will indicate in the pricing supplement for a Note whether you will have the option to elect repayment by us prior to the stated maturity and the price or prices at which, and the date or dates on which, repayment may occur.

         For a Note to be repaid at your option, the paying agent must receive, at least 30 but not more than 60 days prior to an optional repayment date, such Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed. If you present a Note for repayment, such act will be irrevocable. You may exercise the repayment option for less than the entire principal of the Note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your Note will be canceled, and we will issue a new Note or Notes for the remaining amount.

         DTC or its nominee will be the holder of each Global Security and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a Global Security and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold an interest in the Note to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cutoff times and any other requirements for giving this instruction. The giving of any such instruction will be irrevocable.

         If a Note is an OID Note (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to:

         -        the issue price, plus

         - that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date.

However, in no case will the amortized face amount of an OID Note exceed its principal amount.

         We may purchase Notes at any time and at any price, in the open market or otherwise. We may hold, resell or surrender for cancellation any Notes that we purchase.

              SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

         Unless we indicate otherwise in the applicable pricing supplement, we will denominate the Notes in U.S. dollars, we will pay the principal of and premium, if any, and interest on the Notes in U.S. dollars, and you must pay the purchase price of the Notes in immediately available U.S. dollar funds. If any of the Notes ("Foreign Currency Notes") are to be denominated or payable in a currency other than U.S. dollars, the following provisions will apply in addition to, and, to the extent inconsistent therewith, will replace, the description of general terms and provisions of Notes set forth in the attached prospectus and elsewhere in this prospectus supplement.

         A pricing supplement with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement. If we furnish you any information concerning exchange rates, we do so as a matter of information only, and you should not regard it as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

CURRENCIES

         We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless we indicate otherwise in the applicable pricing supplement, you are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, at your request, on or prior to the third Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the Agent who presents such offer to purchase Foreign Currency Notes to us, such Agent may be prepared to arrange for the conversion of U.S. dollars into the applicable specified currency set forth in the applicable pricing supplement to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the Agent or Agents on terms and subject to conditions, limitations and charges as the Agents may from time to time establish in accordance with their regular foreign exchange practices. If you purchase Foreign Currency Notes, you will bear all costs of exchange which are related to your purchase.

         The applicable pricing supplement will set forth information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls and, in the case of a currency unit, will include a description thereof and a description of provisions for payment in the event the currency unit is no longer used for the purposes for which it was established.

PAYMENT OF PRINCIPAL AND INTEREST

         If you are a holder of Foreign Currency Notes, we will pay you in U.S. dollars converted from the specified currency unless you elect to be paid in the specified currency or unless the applicable pricing supplement provides otherwise. Currently, banks do not generally offer non-U.S. dollar denominated account facilities in their offices in the United States, although they are permitted to do so for most foreign currencies.

         If you hold Foreign Currency Notes, we will base any U.S. dollar amount that you receive on the highest bid quotation in The City of New York received by the exchange rate agent that we have specified in the applicable pricing supplement at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the exchange rate agent) for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. The exchange rate agent will select, and we may approve, the recognized foreign dealers who provide the bid quotations. If three bid quotations are not available, we will make payments in the specified currency. All currency exchange costs relating to the payment will be borne by the holders of the Foreign Currency Note by deductions from such payments.

         Unless we indicate otherwise in the applicable pricing supplement, as a holder of Foreign Currency Notes, you may elect to receive payment of the principal of and premium, if any, and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the Trustee in The City of New York on or prior to the Regular Record Date or at least 15 calendar days prior to maturity, as the case may be. You may make this request in writing (mailed or hand delivered) or by facsimile transmission or telex. As a holder of a Foreign Currency Note, you may elect to receive payment in the specified currency for all principal and interest payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the Regular Record Date or at least 15 calendar days prior to the maturity date, as the case may be.

         If a Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and will be entitled to all payments on the Note. Although DTC can hold Notes denominated in foreign currencies, DTC currently will only accept payments in U.S. dollars. As a result, if the specified currency of a Note is other than U.S. dollars, a beneficial owner of the related Global Security who elects to receive payments in the specified currency must notify the participant through which it owns its interest on or prior to the applicable Record Date or at least 15 calendar days prior to the maturity date, as the case may be, of such beneficial owner's election. The participant must notify DTC of such election on or prior to the third Business Day after such Record Date or at least 12 calendar days prior to the maturity date, as the case may be, and DTC will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the maturity date, as the case may be. If the participant receives complete instructions from the beneficial owner that are forwarded by the participant to DTC, and by DTC to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See "Description of Debt Securities-Book-Entry
Securities".

         We will pay principal and premium, if any, and interest on Foreign Currency Notes to be paid in U.S. dollars in the manner specified in the attached prospectus and this prospectus supplement with respect to Notes denominated in U.S. dollars. See "Description of Notes-General". We will pay interest on Foreign Currency Notes to be paid in the specified currency by wire transfer to a bank account maintained by the holder in the country of the specified currency or, in the case of euros, a bank account maintained by the holder in any of the Participating States, or, if appropriate wire transfer instructions are not received by the Trustee on or prior to the applicable Regular Record Date, by check mailed on the relevant Interest Payment Date, made payable to the persons entitled thereto, to the address of such holders as they appear in the Security Register. The principal of Foreign Currency Notes, together with interest accrued and unpaid thereon, due at the maturity date will be paid in immediately available funds upon surrender of such Notes at the corporate trust office of the Trustee in The City of New York, or, at our option, by wire transfer to such bank account.

PAYMENT CURRENCY

         If a specified currency is not available for the payment of principal and premium, if any, or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the "Market Exchange Rate") as computed by the exchange rate agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable pricing supplement. Any payment made under such circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the Indenture with respect to the Notes.

         All determinations referred to above which are made by the exchange rate agent will be at its sole discretion and will, in the absence of clear error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

         AS INDICATED ABOVE, IF YOU INVEST IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES, YOUR INVESTMENT WILL BE SUBJECT TO SUBSTANTIAL RISKS, THE EXTENT AND NATURE OF WHICH CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT THAT YOU MAKE IN A SECURITY, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

                             UNITED STATES TAXATION

         The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of a Note, subject to the limitations stated below. Such opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary provides general information only and does not address all of the federal income tax consequences that may be applicable to a holder of a Note. It does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, life insurance companies, tax-exempt organizations, persons holding Notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments, United States persons (as defined below) whose functional currency is other than the U.S. dollar or to certain

U.S. expatriates. It also does not discuss the tax consequences to subsequent purchasers of Notes and is limited to investors who hold Notes as a capital asset. The federal income tax consequences of purchasing, holding or disposing of a particular Note will depend, in part, on the particular terms of such Note as set forth in the applicable pricing supplement. The federal income tax consequences of purchasing, holding or disposing of certain Floating Rate Notes, Foreign Currency Notes (other than Single Foreign Currency Notes, as defined below), Amortizing Notes, Floating Rate/Fixed Rate Notes, Indexed Notes, Renewable Notes and exchangeable or convertible Debt Securities will be set out in the applicable pricing supplement. Persons considering the purchase of Notes and making any election under the Code or the Treasury Regulations with respect to such Notes should consult their own tax advisors concerning the application of the U.S. federal income tax law to their particular situations as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction, subject to the limitations stated below.

         "Single Foreign Currency Note" means a Note on which all payments a holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency. "Foreign Currency" means a currency, other than a hyperinflationary currency, as defined in the Code, or the U.S. dollar.

UNITED STATES PERSONS

         For purposes of the following discussion, "United States person" means an individual who is a citizen or resident of the United States, an estate subject to U.S. federal income taxation without regard to the source of its income, a corporation, partnership or other business entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or a trust if both:

         - a court within the United States is able to exercise primary supervision over the administration of the trust; and

         - one or more United States persons have the authority to control all substantial decisions of the trust.

The following discussion pertains only to a holder of a Note who is a beneficial owner of such Note and who is a United States person.

PAYMENTS OF INTEREST ON NOTES THAT ARE NOT OID NOTES

         Except as discussed below under "OID Notes" and "Short-Term Notes", payments of interest on a Note will be taxable to a holder as ordinary interest income at the time it is accrued or received in accordance with the holder's method of tax accounting. If the payment is denominated in or determined with reference to a single Foreign Currency, the amount required to be included in income by a cash basis holder will be the U.S. dollar value of the amount paid (determined on the basis of the "spot rate" on the date such payment is received) regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment.

         Except in the case of a Spot Rate Convention Election (as defined below), a holder of a Single Foreign Currency Note who uses the accrual method of accounting or is otherwise required to accrue interest income prior to receipt will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest has accrued. The average rate of exchange for an interest accrual period (or partial period) is the simple average of the spot exchange rates for each Business Day of such period (or such other average that is reasonably derived and consistently applied by the holder). Upon receipt of an interest payment, such holder will recognize ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of the Foreign Currency received (determined on the basis of the "spot rate" on the date such payment is received) or, in the case of interest received in U.S. dollars rather than in Foreign Currency, the amount so received and the U.S. dollar value of the interest income that such holder has previously included in income with respect to such payment. Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Internal Revenue Service (the "Service").

         A holder may elect (a "Spot Rate Convention Election") to translate accrued interest into U.S. dollars at the "spot rate" on the last day of an accrual period for the interest, or, in the case of an accrual period that spans two taxable years, at the "spot rate" on the last day of the taxable year. Additionally, if a payment of interest is received within five Business Days of the last day of the accrual period, an electing holder may instead translate such accrued interest into U.S. dollars at the "spot rate" on the day of receipt. Any such election will apply to all debt instruments held by the United States person at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States person and cannot be revoked without the consent of the Service.

         For purposes of this discussion, the "spot rate" generally means a rate that reflects a fair market rate of exchange available to the public for currency under a "spot contract" in a free market and involving representative amounts. A "spot contract" is a contract to buy or sell a currency on or before two Business Days following the date of the execution of the contract. If such a spot rate cannot be demonstrated, the Service has the authority to determine the spot rate.

PURCHASE, SALE, EXCHANGE OR RETIREMENT OF NOTES

         A holder's tax basis in a Note generally will be the U.S. dollar cost of the Note to such holder (which, in the case of a Note purchased with Foreign Currency, will be determined by translating the purchase price at the spot rate on the date of purchase or, in the case of a Note that is traded on an established securities market, on the settlement date if the holder is a cash basis taxpayer or an accrual basis taxpayer that so elects), increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in the holder's gross income (as described below),and reduced by any amortized premium (as described below) and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

         Upon the sale, exchange or retirement of a Note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (or the U.S. dollar value of the amount realized in a Foreign Currency at the spot rate on the date of the sale, exchange or retirement or, in the case of a Note that is traded on an established securities market, on the settlement date if the holder is a cash basis taxpayer or an accrual basis taxpayer that so elects), except to the extent such amount is attributable to accrued interest, and the holder's tax basis in the Note. Except with respect to:

         - gains or losses attributable to changes in exchange rates (as described in the next paragraph);

         -        gains attributable to market discount (as described below);
                  and

         - gain on the disposition of a Short-Term Note (as described below);

gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the Note was held for more than one year. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to certain limitations.

         Gain or loss recognized by a holder on the sale, exchange or retirement of a Single Foreign Currency Note that is attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the Service. Gain or loss attributable to changes in exchange rates is recognized on the sale, exchange or retirement of a Single Foreign Currency Note only to the extent of the total gain or loss recognized on such sale, exchange or retirement.

EXCHANGE OF FOREIGN CURRENCY

         A holder's tax basis in Foreign Currency purchased by the holder generally will be the U.S. dollar value thereof at the spot rate on the date such Foreign Currency is purchased. A holder's tax basis in Foreign Currency received as interest on, or on the sale, exchange or retirement of, a Single Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time such Foreign Currency is received. The amount of gain or loss recognized by a holder on a sale, exchange or other disposition of Foreign Currency will be equal to the difference between:

         - the amount of U.S. dollars, the U.S. dollar value at the spot rate of the Foreign Currency, or the fair market value in U.S. dollars of the property received by the holder in the sale, exchange or other disposition; and

         -        the holder's tax basis in the Foreign Currency.

         Accordingly, a holder that purchases a Note with Foreign Currency will recognize gain or loss in an amount equal to the difference, if any, between such holder's tax basis in the Foreign Currency and the U.S. dollar value at the spot rate of the Foreign Currency on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the Service.

SUBSEQUENT INTEREST PERIODS AND EXTENSION OF MATURITY

         If so specified in the pricing supplement relating to a Note, we may have the option:

         - to reset the interest rate, in the case of a Fixed Rate Note, or to reset the spread, the spread multiplier or other formulae by which the interest rate basis is adjusted, in the case of a Floating Rate Note; and/or

         -        to extend the maturity of such Note.

See "Description of Notes - Interest and Interest Rates" and "Description of Notes - Extendible Notes". The treatment of a holder of Notes with respect to which such an option has been exercised who does not elect to have us repay such Notes will depend on the terms established for such Notes by us pursuant to the exercise of such option (the "revised terms"). Depending on the particular circumstances, such holder may be treated as having surrendered such Notes for new Notes with the revised terms in either a taxable exchange or a recapitalization qualifying for nonrecognition of gain or loss.

OID NOTES

         The following summary is a general description of U.S. federal income tax consequences to holders of Notes issued with original issue discount ("OID Notes") and is based on the provisions of the Code as in effect on the date hereof and on certain Treasury Regulations promulgated thereunder relating to original issue discount (the "OID Regulations").

         For U.S. federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of each OID Note over its issue price, if such excess is greater than or equal to a de minimis amount (generally 1/4 of 1% of the OID Note's stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of an issue of OID Notes that are issued for cash will be equal to the first price at which a substantial amount of such Notes are sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of an OID Note is the sum of all payments provided by the OID Note other than payments of qualified stated interest. Under the OID Regulations, "qualified stated interest" includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, a holder of an OID Note will be required to include original issue discount in taxable income as it accrues before the receipt of cash attributable to such income, regardless of such holder's method of accounting for tax purposes. Special rules for Variable Rate Notes are described below under "- Variable Rate Notes".

         The amount of original issue discount includible in taxable income by the initial holder of an OID Note is the sum of the daily portions of original issue discount with respect to such Note for each day during the taxable year on which such holder held such Note ("accrued original issue discount"). Generally, the daily portion of the original issue discount is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the "accrual periods" for an OID Note may be selected by each holder, may be of any length, and may vary in length over the term of an OID Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess, if any, of:

         - the product of an OID Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over

         - the amount of qualified stated interest, if any, payable on such OID Note and allocable to such accrual period.

The "adjusted issue price" of an OID Note at the beginning of any accrual period generally is the sum of the issue price of an OID Note plus the accrued original issue discount allocable for all prior accrual periods, reduced by any prior payment on the OID Note other than a payment of qualified stated interest. The OID Regulations generally allow any reasonable method to be used in determining the amount of original issue discount allocable to a short initial accrual period (if all other accrual periods are of equal length other than a short final accrual period) and require that the amount of original issue discount allocable to the final accrual period equal the excess of the amount payable at the maturity of the OID Note (other than any payment of qualified stated interest) over the OID Note's adjusted issue price as of the beginning of the final accrual period. Under these rules, a holder of an OID Note generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

         Certain of the Notes (i) may be redeemable at the option of McCormick prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). For purposes of accruing original issue discount, a call option will be presumed to be exercised if, by utilizing any date on which the Note may be redeemed or repaid as its maturity date and the amount payable on that date in accordance with the terms of the Note (the "redemption price") as its stated redemption price at maturity, the yield on the Note is (i) in the case of a call option exercisable by McCormick, lower than its yield to maturity, or, (ii) in the case of a put option exercisable by a holder, is greater than its yield to maturity. If such option is not in fact exercised when presumed to be, solely for the purposes of accruing original issue discount, the Note will be treated as if it were redeemed, and a new Note issued, on the presumed exercise date for an amount equal to its adjusted issue price on that date. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

         Original issue discount on an OID Note that is also a Single Foreign Currency Note will be determined for any accrual period in the applicable Foreign Currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, including the application of a Spot Rate Convention Election. See "- Payments of Interest on Notes that Are not OID Notes". Likewise, upon receipt of payment attributable to original issue discount (whether in connection with a payment of interest or the sale, exchange or retirement of an OID Note), a holder will recognize exchange gain or loss to the extent of the difference between such holder's basis in the accrued original issue discount (determined in the same manner as for accrued interest) and the U.S. dollar value of such payment (determined by translating any Foreign Currency received at the spot rate on the date of payment). Generally, any such exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in administrative pronouncements of the Service. For this purpose, all payments on a Note will be viewed first as the payment of qualified stated interest (determined under the original issue discount rules), second as the payment of previously accrued original issue discount (to the extent thereof), with payments considered made for the earliest accrual periods first, and thereafter as the payment of principal.

         If a holder's tax basis in an OID Note immediately after purchase exceeds the adjusted issue price of the OID Note (the amount of such excess is considered "acquisition premium") but is not greater than the stated redemption price at maturity of such OID Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the excess properly allocable to such year.

         If a holder purchases an OID Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the "bond premium" rules discussed below. See "- Amortizable Bond Premium". If a holder has a tax basis in an OID Note that is less than the adjusted issue price of such OID Note, the difference may be subject to the market discount provisions discussed below. See "- Market Discount".

         Under the OID Regulations, a holder of a Note may elect to include in gross income all interest that accrues on such Note using the constant yield method. For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to elections made with respect to Notes issued with amortizable bond premium or market discount. This election applies only to the Note for which it is made and cannot be revoked without the consent of the Service. A holder considering an election under these rules should consult a tax advisor.

MARKET DISCOUNT

         If a holder purchases a Note (other than an OID Note) for an amount that is less than its stated redemption price at maturity, or purchases an OID Note for less than its "revised issue price" (as defined under the Code) as of the purchase date, the amount of the difference will be treated as "market discount" unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment (or, in the case of an OID Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Further, a disposition of a Note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such Note had been sold at its then fair market value. In addition, a holder who purchases a Note with market discount may be required to defer the deduction of all, or a portion, of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the maturity of the Note, or its earlier disposition in a taxable transaction.

         Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of a Note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the deferral of interest deductions will not apply.

         With respect to a Single Foreign Currency Note, market discount is determined in the applicable Foreign Currency. In the case of a holder who does not elect current inclusion, accrued market discount is translated into U.S. dollars at the spot rate on the date of disposition. No part of such accrued market discount is treated as exchange gain or loss. In the case of a holder who elects current inclusion, the amount currently includible in income for a taxable year is the U.S. dollar value of the market discount that has accrued during such year, determined by translating such market discount at the average rate of exchange for the period or periods during which it accrued. Such an electing holder will recognize exchange gain or loss with respect to accrued market discount under the same rules as apply to accrued interest on a Single Foreign Currency Note received by a holder on the accrual basis. See "- Payments of Interest on Notes that Are not OID Notes".

AMORTIZABLE BOND PREMIUM

         Generally, if a holder's tax basis in a Note held as a capital asset exceeds the stated redemption price at maturity of such Note, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method over the period from the holder's acquisition date to the Note's maturity date. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. Special rules apply with respect to Single Foreign Currency Notes.

VARIABLE RATE NOTES

         A "Variable Rate Note" is a Note that:

         (1) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of:

              (a) the product of:

                  -   the total noncontingent principal payments;

                  - the number of complete years to maturity from the issue date; and

                  -   .015; or

              (b) 15 percent of the total noncontingent principal payments; and

         (2) does not provide for stated interest other than stated interest compounded or paid at least annually at:

              (a) one or more qualified floating rates;

              (b) a single fixed rate and one or more qualified floating rates;

              (c) a single objective rate; or

              (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

         A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a current value of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

         A variable rate is a "qualified floating rate" if:

         (1) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated; or

         (2) it is equal to the product of such a rate and either:

                  (a) a fixed multiple that is greater than .65 but not more than 1.35; or

                  (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate.

         If a Note provides for two or more qualified floating rates that:

         -        are within 0.25 percent of each other on the issue date; or

         - can reasonably be expected to have approximately the same values throughout the term of the Note,

the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

         An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if:

         - the rate is equal to a fixed rate minus a qualified floating rate; and

         - the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

         If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and

         - the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percent; or

         - the value of the qualified floating rate or objective rate is intended to approximate the fixed rate,

then the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

         Under these rules, CD Rate Notes, Commercial Paper Rate Notes, LIBOR Notes, Federal Funds Rate Notes, Prime Rate Notes, Treasury Rate Notes, and CMT Rate Notes generally will be treated as Variable Rate Notes.

         In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the
Note is qualified stated interest, and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

         If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals on the Note are generally determined by:

         - determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the
                  Note);

         - constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

         - determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

         - making the appropriate adjustments for actual variable rates during the applicable accrual period.

         If a Variable Rate Note provides for stated interest, either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note, as of the issue date, would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, (or qualified inverse floating rate) rather than the fixed rate.

SHORT-TERM NOTES

         In general, an individual or other cash method holder of a Note that matures one year or less from the date of its issuance (a "Short-Term Note") is not required to accrue original issue discount on such Note unless it has elected to do so. Holders who report income for federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue "acquisition discount" in lieu of original issue discount) on such Note. "Acquisition discount" is the excess of the remaining stated redemption price at maturity of the Short-Term

Note over the holder's tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required, and does not elect, to accrue original issue discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of such sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

         In the case of a Short-Term Note that is also a Single Foreign Currency Note, the amount of original issue discount or acquisition discount subject to current accrual and the amount of any exchange gain or loss on a sale, exchange or retirement are determined under the same rules that apply to accrued interest on a Single Foreign Currency Note held by a holder on the accrual basis. See "- Payments of Interest on Notes that Are not OID Notes".

         The market discount rules will not apply to a Short-Term Note having market discount.

NON-UNITED STATES PERSONS

         Subject to the discussion of backup withholding below, payments of principal and premium, if any, and interest (including original issue discount) by us or our agent (in its capacity as such) to any holder who is a beneficial owner of a Note but is not a United States person will not be subject to United States federal withholding tax, provided, in the case of premium, if any, and interest (including original issue discount) that:

         (1) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

         (2) such holder is not a controlled foreign corporation for United States tax purposes that is related to us through stock ownership; and

         (3)  either

              (a) the beneficial owner of the Note certifies to us or our agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8 or Form W-8BEN); or

              (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to us or our agent, under penalties of perjury, that the certification described in clause (3)(a) above has been received from the beneficial owner by it or by another financial institution acting for the beneficial owner.

         Recently finalized Treasury Regulations provide alternative methods for satisfying the certification requirement described in clauses (3)(a) and (3)(b) above. These Regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules.

         These Regulations also would require, in the case of Notes held by a foreign partnership, that:

         - the certification described in clause (3)(a) above be provided by the partners rather than by the foreign partnership; and

         - the partnership provide certain information, including a United States taxpayer identification number.

         A look-through rule would apply in the case of tiered partnerships.

         If a holder of a Note who is not a United States person cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest (including original issue discount) made to such holder generally will be subject to a 30% withholding tax (or such lower rate as may be provided by an applicable income tax treaty between the United States and a foreign country) unless the beneficial owner of the Note provides us or our paying agent, as the case may be, with a properly executed:

         - IRS Form 1001 or Form W-8BEN claiming an exemption from withholding under the benefit of a tax treaty; or

         -        IRS Form 4224 or Form W-8ECI stating that interest paid on the
                  Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

         Under the recently finalized Treasury Regulations, holders who are not United States persons will generally be required to provide the appropriate IRS Form W-8 in lieu of the IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

         If a holder of a Note who is not a United States person is engaged in a trade or business in the United States and premium, if any, or interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from United States withholding tax as discussed above (by reason of the delivery of a properly completed IRS Form 4224 or Form W-8ECI), will be subject to United States federal income tax on such premium, if any, and interest (including original issue discount) in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments.

         Subject to the discussion of "backup" withholding below, any capital gain realized upon the sale, exchange or retirement of a Note by a holder who is not a United States person will not be subject to United States federal income or withholding taxes unless:

         - such gain is effectively connected with a United States trade or business of the holder; or

         - in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

         Notes held by an individual, who at the time of death is neither a citizen nor a resident of the United States for United States tax purposes, will not be subject to United States federal estate tax, provided that the income from the Notes was not or would not have been effectively connected with a United States trade or business of such individual and that such individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) that is described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         The "backup" withholding and information reporting requirements may apply to certain payments of principal of and premium, if any, and interest (including original issue discount) on a Note and to certain payments of proceeds of the sale or retirement of a Note. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, corporations) are not subject to the backup withholding and reporting requirements.

         Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by our company or any agent thereof (in its capacity as such) to a holder of a Note who has provided the required certification under penalties of perjury that such holder is not a United States person as set forth in clause (3) under "Non-United States Persons" or has otherwise established an exemption (provided that neither we nor such agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied). Recently finalized Treasury Regulations would modify the application of the information reporting requirements and backup withholding tax to holders who are not United States persons for payments made after December 31, 2000. Among other things, these regulations may require such holders to furnish new certifications of their non-U.S. status.

         Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's U.S. federal income tax liability, provided required information is furnished to the Service.

         WE HAVE INCLUDED THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE FOR YOUR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

         McCormick and Goldman, Sachs & Co. (the "Agent") have entered into a distribution agreement with respect to the Notes. We also may appoint additional firms to serve as Agents from time to time. Subject to certain conditions, the Agent has agreed to use its reasonable efforts to solicit purchases of the Notes. McCormick has the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agent may also reject any offer to purchase Notes. McCormick will pay the Agent a commission on any Notes sold through the Agent. Unless otherwise specified in the applicable pricing supplement, the commission will range from 0.125% to 0.900% of the principal amount of the Notes, depending on the maturity of the Notes.

         McCormick may also sell Notes to the Agent who will purchase the Notes as principal for its own account. Any such sale will be made at a discount within the range set forth on the cover page hereof if no other discount is agreed. Any Notes the Agent purchases as principal may be resold at the market price or at other prices determined by the Agent at the time of resale.

         The Agent may resell any Notes it purchases to other brokers or dealers at a discount which may include all or part of the discount the Agent received from McCormick. The Agent will purchase the Notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated the discount will equal the applicable commission on an agency sale of Notes of the same maturity. If all the Notes are not sold at the initial offering price, the Agent may change the offering price and the other selling terms. McCormick may also sell Notes directly on its own behalf. No commissions will be paid on Notes sold directly by McCormick.

         In connection with the offering, the Agent may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Agent of a greater number of Notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

         The Agent also may impose a penalty bid on other Agents, if any. This occurs when a particular Agent repays to the other Agents a portion of the underwriting discount received by it because the Agents have repurchased Notes sold by or for the account of such Agent in stabilizing or short covering transactions.

         These activities by the Agents may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

         The Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 (the "Act"). McCormick has agreed to indemnify the Agent against certain liabilities, including liabilities under the Act.

         The Agent may sell to dealers who may resell to investors and the Agent may pay all or part of the discount or commission it receives from McCormick to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

         The Notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the Notes.

         McCormick estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $450,000.

         Unless otherwise indicated in the applicable pricing supplement, the purchase price of the Notes will be required to be paid in immediately available funds in New York, New York.

         The Agent may be a customer of, engage in transactions with and perform services for McCormick in the ordinary course of business.

                                     EXPERTS

         The consolidated financial statements of McCormick & Company, Incorporated and subsidiaries incorporated by reference in McCormick & Company, Incorporated and subsidiaries' Annual Report on Form 10-K for the year ended November 30, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the Notes will be passed upon for us by Hogan & Hartson L.L.P., Columbia Square, 555 Thirteenth Street, N.W., Washington, D.C. 20004, and for any underwriters, dealers or agents by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017.

                                  $375,000,000

                        MCCORMICK & COMPANY, INCORPORATED

                                 Debt Securities

                                ----------------


         We may from time to time issue up to $375,000,000 aggregate initial offering price of Debt Securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The accompanying prospectus supplement will specify the terms of the securities.

         We may sell these securities through agents designated from time to time, through underwriters or dealers or we may sell them directly ourselves. Goldman, Sachs & Co. may be one of such underwriters. The names of the underwriters or agents will be set forth in the accompanying prospectus supplement.


                                ----------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                ----------------


                              GOLDMAN, SACHS & CO.

                                ----------------


                       Prospectus dated September , 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our non-voting common shares are listed on the New York Stock Exchange and information about us also is available there.

         This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. Our subsequent filings of similar documents with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until our offering of securities has been completed:

         - Annual Report on Form 10-K for the year ended November 31, 1999, filed on February 24, 2000.

         - Quarterly Report on Form 10-Q for the quarters ended February 29, 2000 and May 31, 2000.

         -        Current Report on Form 8-K filed on September 15, 2000.

         - Definitive proxy statement dated February 15, 2000 concerning our Annual Meeting of Shareholders on March 15, 2000.

         You may obtain a copy of these filings at no cost, by writing to or telephoning us at the following address:

                  McCormick & Company, Incorporated
                  Attn:  Office of the Treasurer
                  18 Loveton Circle
                  Sparks, Maryland 21152
                  (telephone:  410-771-7301)

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference in it include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy, our financing plans, our future capital requirements, forecasted demographic and economic trends relating to our industry, our ability to complete acquisitions, to realize anticipated cost savings and other benefits from acquisitions and to recover acquisition-related costs, and similar matters are forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" or "intend." You should be aware that these statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from our expectations include actions of competitors, customer relationships, market acceptance of new products, actual amounts and timing of special charge items, removal and disposal costs and final negotiations of third-party contracts, the impact of stock market conditions on our share repurchase program, fluctuations in the cost and availability of supply-chain resources and global economic conditions, including interest and currency rate fluctuations and inflation rates, as well as other factors discussed in this prospectus under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS BEFORE INVESTING IN ANY OF THE SECURITIES OFFERED HEREBY.

FLUCTUATIONS IN THE FOREIGN CURRENCY MARKETS MAY NEGATIVELY IMPACT US.

         We are exposed to fluctuations in foreign currency cash flows primarily related to raw material purchases. We are also exposed to fluctuations in the value of foreign currency investments in subsidiaries and unconsolidated affiliates and cash flows related to repatriation of these investments. Additionally, we are exposed to volatility in the translation of foreign currency earnings to U.S. dollars. Primary exposures include the U.S. dollar versus the functional currencies of our major markets (British pounds, Euros, Canadian dollars, Australian dollars, Mexican pesos, Chinese RMB and Japanese yen). On occasion, we may enter into forward and option contracts to manage these foreign currency risks. However, these contracts may not effectively limit or eliminate our exposure to a decline in operating results due to foreign currency translation. Therefore, we cannot assure you that future exchange rate fluctuations will not have a negative impact on our business, financial position or operating results.

INCREASES IN INTEREST RATES MAY NEGATIVELY IMPACT US.

         We had total outstanding short-term borrowings of approximately $196 million at an average interest rate of approximately 6.95% on May 31, 2000. Our policy is to manage our interest costs using a mix of fixed and variable debt. We use interest swaps to achieve a desired proportion. We utilize derivative financial instruments to enhance our ability to manage risk, including foreign exchange and interest rate exposures that exist as part of our ongoing business operations. We do not enter into contracts for trading purposes, nor are we a party to any leveraged derivative instrument. Our use of derivative financial instruments is monitored through regular communication with senior management and the utilization of written guidelines. However, our use of these instruments may not effectively limit or eliminate our exposure to a decline in operating results due to changes in interest rates. Therefore, we cannot assure you that future interest rate increases will not have a negative impact on our business, financial position or operating results.

PRICE FLUCTUATIONS IN THE COMMODITY MARKETS MAY NEGATIVELY IMPACT US.

         We purchase certain raw materials that are subject to price volatility caused by weather and other unpredictable factors. Key raw materials include pepper, vanilla, garlic, almonds, cinnamon, flour, cheese and other dairy products, soy oil and tomato powder. While future movements of raw material costs are uncertain, a variety of programs, including periodic raw material purchases and customer price adjustments, help us address this risk. We also identify and develop additional sources for certain raw materials that are not widely available. Past examples of this secondary sourcing include vanilla beans sourced in Uganda. Generally, we do not use derivatives to manage the volatility related to this risk. Even if we did use such instruments, however, their use might not effectively limit or eliminate our exposure to a decline in operating results due to changes in commodity prices. Therefore, we cannot assure you that future commodity price fluctuations will not have a negative impact on our business, financial position or operating results.

                                   OUR COMPANY

         McCormick & Company, Incorporated is the largest spice company in the world. Founded in 1889, we are the market leader in the manufacture, marketing and distribution of spices, seasonings, flavors and other food products to the food industry, including the retail, foodservice and food processor segments. In addition, our packaging group manufactures and markets plastic bottles and tubes for food, personal care, and other products.

         Our products are processed at facilities strategically located around the world and distributed in more than 100 countries. A major competitive advantage that we enjoy is the global relationships we have built between ourselves and growers within the source countries. With McCormick providing expertise, technology and support to growers in the field, quality is "built in" from the start.

         Our consumer business manufactures and sells spices, herbs, extracts, proprietary seasoning blends, sauces and marinades to grocery, mass merchandise, drug and other retail outlets throughout the world.

         Our industrial business supplies products worldwide to a significant majority of the top 100 food processors and to restaurant chains, distributors, warehouse clubs and institutional operations, such as schools and hospitals. These products include spices, seasonings, condiments, coatings and compound flavors. While the McCormick name may not always be on the food package, our flavor is in a wide range of snack foods, savory side dishes, desserts, beverages, confectionery items, cereals, baked goods and more.

         We have consolidated operations in the U.S., Canada, El Salvador, United Kingdom, France, Switzerland, Finland, Australia, Singapore and China. We also have consumer joint ventures located in the U.S., Europe, Mexico, Philippines and Japan.

         Our technical support, operating out of centers around the world, provides research and development, quality assurance, and sensory evaluation so the flavor systems we create meet customer specifications and are of the highest quality. We believe that our laboratories and kitchens have a well-earned reputation for craftsmanship combined with modern, proprietary technology.

         We have a worldwide workforce of approximately 8,400 employees and our principal executive offices are located at 18 Loveton Circle, Sparks, Maryland 21152 (telephone: 410-771-7301).

                               RECENT DEVELOPMENTS

         On August 31, 2000, we acquired, through our subsidiary, McCormick France, S.A.S., one hundred percent (100%) of the share capital of Ducros, S.A. ("Ducros") and Sodis, S.A.S. ("Sodis") from Eridania Beghin-Say, S.A. Ducros is a manufacturer and marketer of consumer spices and herbs and dessert aid products in France and other European countries; Sodis manages the racking and merchandising of the Ducros products in supermarkets and hypermarkets, and manages a warehouse located in Gennevilliers, France. The purchase price for the stock of Ducros and Sodis was 2.75 billion French Francs (equivalent to approximately Euro 419 million or $379 million).

         The Ducros business was founded in 1963 and is headquartered in France. Ducros is the world's second largest manufacturer of consumer spices and herbs. Ducros also is a leading manufacturer and distributor of dessert aid products. Ducros sells its products primarily under the Ducros-Registered Trademark-, Vahine-Registered Trademark-, Malile-Registered Trademark- and Margao-Registered Trademark- brand names in France and/or other European countries.

         In France, Ducros has facilities for the manufacture, packaging and storage of spices, herbs and dessert aid products, as well as headquarters, sales and marketing, and research and development facilities. Ducros also has sales and marketing facilities in Belgium, Italy, Portugal, Poland and Spain and has smaller production facilities in Portugal, Spain and Albania. We intend to continue to use virtually all of these facilities.

         We financed approximately $370 million of the purchase price through our issuance on August 29, 2000 of commercial paper notes. These notes bear interest at a rate of 6.72% and have maturities ranging from 27 to 31 days. We funded the balance of the purchase price (approximately $9 million) from internally generated funds. We intend to use a portion of the net proceeds from the sale of the Debt Securities under this prospectus to repay the commercial paper notes issued in connection with these acquisitions. See "Use of Proceeds."

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                        YEAR ENDED NOVEMBER 30,
                                                            SIX MONTHS          --------------------------------------
                                                       ENDED MAY 31, 2000       1999    1998     1997     1996    1995
                                                       ------------------       ----    ----     ----     ----    ----
Ratio of earnings to fixed charges...................         5.02              5.47    5.27    4.90     2.69    4.15


         For the purpose of this ratio, "earnings" consist of consolidated net income from continuing operations plus taxes on income, plus fixed charges exclusive of capitalized interest and less undistributed income of unconsolidated affiliates accounted for on the equity basis. "Fixed charges" consist of interest, whether expensed or capitalized (including amortization of debt discount), and that portion of rental expense that is representative of interest. The historical ratio of earnings to fixed charges presented above does not reflect the impact of the issuance of approximately $370,000,000 of commercial paper on August 29, 2000, the proceeds of which were used to fund the acquisition of the Ducros and Sodis businesses.

                                 USE OF PROCEEDS

         Except as may be described otherwise in a prospectus supplement, we will use the net proceeds from the sale of the Debt Securities under this prospectus to repay the indebtedness incurred in connection with our purchase of the Ducros and Sodis businesses from Eridania Beghin-Say, S.A., and in connection with other corporate purposes. At September 1, 2000, this indebtedness totaled approximately $370,000,000, had maturities ranging from 27 to 31 days and bore interest at an average annual rate of approximately 6.72%.

                                   PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of Debt Securities in one or more offerings up to a total dollar amount of $375,000,000 or the equivalent if any of the securities are denominated in a currency, currency unit or composite currency other than the U.S. dollar.

                              PROSPECTUS SUPPLEMENT

         This prospectus provides you with a general description of the Debt Securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         The prospectus supplement to be attached to the front of this prospectus will describe:

         -        the terms of the Debt Securities that we offer;

         - any initial public offering price, the purchase price and net proceeds to McCormick and the other specific terms related to our offering of such Debt Securities.

         For more details on the terms of the Debt Securities, you should read "Description of Debt Securities" and the exhibits filed with our registration statements.

                         DESCRIPTION OF DEBT SECURITIES

         THE FOLLOWING DESCRIPTION OF THE TERMS OF THE DEBT SECURITIES SETS FORTH CERTAIN GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES TO WHICH ANY PROSPECTUS SUPPLEMENT MAY RELATE. THE DEBT SECURITIES ARE TO BE ISSUED UNDER AN INDENTURE, DATED AS OF SEPTEMBER , 2000 (THE "INDENTURE"), BETWEEN MCCORMICK AND SUNTRUST BANK, A NATIONAL BANKING ASSOCIATION ORGANIZED UNDER THE LAWS OF THE STATE OF GEORGIA , AS TRUSTEE (THE "TRUSTEE"), A COPY OF WHICH HAS BEEN FILED WITH THE SEC AS AN EXHIBIT TO THE REGISTRATION STATEMENT AND IS INCORPORATED BY REFERENCE HEREIN. THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE INDENTURE DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE INDENTURE. CAPITALIZED TERMS ARE DEFINED IN THE INDENTURE UNLESS

OTHERWISE DEFINED HEREIN. WHEREVER PARTICULAR PROVISIONS OR DEFINED TERMS OF THE INDENTURE ARE REFERRED TO, SUCH PROVISIONS OR DEFINED TERMS ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL

         The Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by us. The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of McCormick.

         Reference is hereby made to the prospectus supplement relating to the applicable series of Debt Securities for the terms of such Debt Securities, including where applicable:

         (i)      the title of the securities of the series;

         (ii) any limit upon the aggregate principal amount of the securities of the series which may be authenticated and delivered under the Indenture;

         (iii) the date or dates on which the principal of the securities is payable;

         (iv) the rate or rates at which the securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date;

         (v) the place or places where the principal of (and premium, if any) and interest on securities of the series shall be payable, any securities of that series may be surrendered for exchange and notices and demands to or upon McCormick in respect of the securities of that series and the Indenture may be served;

         (vi) the period or periods within which, the price or prices at which, the currency or currency unit in which, and the terms and conditions upon which securities of the series may be redeemed, in whole or in part, at the option of McCormick;

         (vii) the obligation, if any, of McCormick to redeem or purchase securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currency unit in which, and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

         (viii) the denominations in which securities of the series shall be issuable;

         (ix) the portion of the principal amount of securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture;

         (x) any Events of Default and covenants of McCormick with respect to the securities of that series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the Indenture;

         (xi) if other than the currency of the United States of America, the currency or currency unit in which payment of the principal of (and premium, if any) or interest, if any, on the securities of that series shall be made or in which securities of that series shall be denominated and the particular provisions applicable thereto;

         (xii) if the principal of (and premium, if any) and interest, if any, on the securities of that series are to be payable, at the election of McCormick or a holder thereof, in a currency or currency unit other than that in which such securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency or currency unit in which such securities are denominated or stated to be payable and the currency or currency unit in which such securities are to be so payable;

         (xiii) if the amount of payments or principal of (and premium, if any) or interest, if any, on the securities of the series may be determined with reference to an index based on a currency or currency unit other than that in which securities are denominated or stated to be payable or any other index, the manner in which such amounts shall be determined; and

         (xiv) any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

         The Debt Securities may be issued in one or more series with the same or various maturities and will be issued only in full registered form without coupons.

         The terms of the Debt Securities do not afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving McCormick that may adversely affect holders of the Debt Securities.

TRANSFER AND EXCHANGE

         The Debt Securities of a series may be issued in either registered form ("Registered Securities") or global form. See "Book-Entry Securities." Registered Securities may be separated into smaller denominations or combined into larger denominations, as long as the total principal amount is not changed. (Section 3.5 of the Indenture). This is called an "exchange."

         You may transfer Registered Securities of a series and you may exchange Debt Securities of a series at the office of the Trustee. The Trustee will act as our agent for registering Registered Securities in the names of holders and transferring Debt Securities. We may designate someone else to perform this function. Whoever maintains the list of registered holders is called the "Security Registrar." The Security Registrar also will perform transfers. (Section 3.5 of the Indenture)

         You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if the Security Registrar is satisfied with your proof of ownership. (Section 3.5 of the Indenture)

         If we designate additional transfer agents, we will name them in the accompanying prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

         If we redeem less than all of the Debt Securities of a redeemable series, we may block the transfer or exchange of Registered Securities during the period beginning 15 days before the day of the selection for redemption of such Registered Securities and ending on the day of the mailing of the relevant notice of redemption in order to freeze the list of holders to prepare the mailing. We may also decline to register transfers or exchanges of Debt Securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Debt Security being partially redeemed. (Section 3.5 of the Indenture)

         If the offered Debt Securities are redeemable, we will describe the procedures for redemption in the accompanying prospectus supplement.

         IN THIS "TRANSFER AND EXCHANGE" SECTION OF THIS PROSPECTUS, "YOU" MEANS DIRECT HOLDERS AND NOT INDIRECT HOLDERS OF DEBT SECURITIES.

BOOK-ENTRY SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

         The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

         Upon the issuance of Debt Securities by us represented by the Global Securities, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Securities to the accounts of participants. The accounts credited shall be initially designated by the underwriters or agents.

         If the Depositary is at any time unwilling or unable to continue as depositary, or if at any time there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Debt Securities, we will issue Debt Securities in certificated form in exchange for the Global Securities. In addition, we may at any time determine not to have Debt Securities represented by the Global Securities, and, in such event will issue Debt Securities in certificated form in exchange for the Global Securities representing such Debt Securities. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in certificated form of Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

DEFINITIONS

         "Attributable Debt" with respect to any sale leaseback transaction that is subject to the restrictions described under "Certain of our Covenants Limitation On Sale and Leaseback" means the lesser of:

         - the total net amount of rent required to be paid during the remaining base term of the related lease or until the earliest date on which the lessee may terminate such lease upon payment of a penalty or a lump-sum termination payment (in which case the total net rent shall include such penalty or termination payment), discounted at the weighted average interest rate borne by the Outstanding Securities (as defined in the Indenture) under the Indenture, compounded semi-annually, or

         - the sale price of the property so leased multiplied by a fraction, the numerator of which is the remaining base term of the related lease and the denominator of which is the base term of such lease.

         "Consolidated Net Tangible Assets" means the total assets of McCormick and its consolidated subsidiaries, including the investment in (at equity) and the net amount of advances to and accounts receivable from corporations which are not consolidated subsidiaries less the following:

         - current liabilities of McCormick and its consolidated subsidiaries, including an amount equal to indebtedness required to be redeemed by reason of any sinking fund payment due in 12 months or less from the date as of which current liabilities are to be determined;

         - all other liabilities of McCormick and its consolidated subsidiaries other than Funded Debt, deferred income taxes and liabilities for employee post-retirement health plans other than pensions recognized in accordance with Statement of Financial Accounting Standards No. 106;

         - all depreciation and valuation reserves and all other reserves (except for reserves for contingencies which have not been allocated to any particular purpose) of McCormick and its consolidated subsidiaries;

         - the book amount of all segregated intangible assets of McCormick and its consolidated subsidiaries, including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense less unamortized debt premium; and

         - appropriate adjustments on account of minority interests of other persons holding stock in subsidiaries.

Consolidated Net Tangible Assets shall be determined on a consolidated basis in accordance with generally accepted accounting principles.

         "Principal Property" means any manufacturing or processing plant or warehouse, together with the land upon which it is erected and any fixtures and equipment comprising a part thereof, owned by McCormick or any Restricted Subsidiary and located in the United States, the book value (net of depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Tangible Assets, other than any such manufacturing or processing plant or warehouse or any portion thereof or any such fixture or equipment (together with the land upon which it is erected and any fixtures and equipment comprising a part thereof) (i) which is financed by Industrial Development Bonds or (ii) which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Subsidiaries, taken as a whole.

         "Restricted Subsidiary" means any Subsidiary that owns, operates or leases one or more Principal Properties.

         "Subsidiary" means each corporation of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency that permits the holders of any other class or classes of securities to vote for the election of one or more directors.

CERTAIN OF OUR COVENANTS

         LIMITATIONS ON LIENS

         Except as described below under "-- Exempted Indebtedness", we covenant that we will not, nor will we permit any Restricted Subsidiary to, create, assume or suffer to exist any mortgage, security interest, pledge or lien ("Lien") of or upon any Principal Property or any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by us or any Restricted Subsidiary, without providing that the Notes shall be secured equally and ratably by such Lien with any and all other indebtedness or obligations thereby secured, so long as such indebtedness or obligations shall be so secured.

         This restriction does not apply to:

         -        Liens that exist on the date of the Indenture;

         - Liens on property of any corporation existing at the time such corporation becomes a Subsidiary;

         -        Liens in favor of us or any Subsidiary;

         - Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or indebtedness incurred to finance all or a part of construction of or improvements to property subject to such Liens;

         - Liens on property existing at the time of acquisition thereof (including acquisition through merger or consolidation), and construction and improvement liens that are entered into within 180 days from the date of such construction or improvement, provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by us or any Restricted Subsidiary except substantially unimproved real property on which the property so constructed or the improvement is located;

         - mechanics' and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

         - Liens for taxes, assessments, or governmental charges or levies that are not delinquent or are being contested in good faith;

         - Liens arising from any legal proceedings that are being contested in good faith;

         - any Liens that (a) are incidental to the ordinary conduct of our business or the ownership of our properties and assets,
                  (b) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (c) do not in the aggregate materially detract from the value of our property or the property of any Subsidiary or materially impair the use thereof in the operation of our business;

         - Liens securing industrial development or pollution control bonds; and

         - Liens for the sole purpose of extending, renewing or replacing (or successively extending, renewing or replacing) in whole or in part any of the foregoing. (Section 10.7 of the Indenture).

         LIMITATION ON SALE AND LEASEBACK

         Except as described below under "Exempted Indebtedness," sale and leaseback transactions by us or any Restricted Subsidiary (except for transactions involving temporary leases for a term of three years or less) of any Principal Property are prohibited unless either:

         - we or such Restricted Subsidiary would be entitled, pursuant to the fifth and the eleventh clauses of the covenant described under Limitations on Liens above, to incur a Lien on the Principal Property to be leased without equally and ratably securing the Debt Securities, or

         - the net proceeds of such sale are at least equal to the fair value of the Principal Property sold and we will apply an amount equal to the net proceeds of such sale to the retirement of our or a Restricted Subsidiary's Securities or Funded Debt (as defined in the Indenture) ranking prior to or on a parity with the Debt Securities. (Section 10.8 of the Indenture).

         EXEMPTED INDEBTEDNESS

         Notwithstanding the limitations on Liens and sale and leaseback transactions outlined above, we or any Restricted Subsidiary may create, assume or suffer to exist Liens or enter into sale and leaseback transactions not otherwise permitted as described above provided that at the time of such event, and after giving effect thereto, the sum of outstanding indebtedness for borrowed money incurred after the date of the Indenture and secured by such Liens plus the Attributable Debt in respect of such sale and leaseback transactions entered into after the date of the Indenture does not exceed 15% of Consolidated Net Tangible Assets properly appearing on a consolidated balance sheet of McCormick. (Sections 1.1, 10.7(b) and 10.8(b) of the Indenture).

         MERGER AND CONSOLIDATION

         We covenant that we will not merge, consolidate or convey, transfer or lease our properties and assets substantially as an entirety and we will not permit any Person (as defined in the Indenture) to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us unless, among other things:

         - the successor Person is McCormick or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes our obligations on the Debt Securities and under the Indenture,

         - immediately after giving effect to such transaction, McCormick or the successor Person would not be in default under the Indenture, and

         - if, as a result of any such consolidation or merger or such conveyance, transfer or lease, any Principal Property of McCormick would become subject to a Lien that would not be permitted by the Indenture, we or such successor Person takes such steps as are necessary effectively to secure the Debt Securities equally and ratably with (or, at our option, prior to) all indebtedness secured thereby. (Section 8.1 of the Indenture).

EVENTS OF DEFAULT

         An Event of Default with respect to the Debt Securities is defined in the Indenture as being:

         (i) default for 30 days in the payment of any installment of interest on the Debt Securities;

         (ii) default in the payment of any principal of the Debt Securities;

         (iii) default by McCormick in the performance of any other covenants or agreements in the Indenture contained therein for the benefit of the Debt Securities which shall not have been remedied for a period of 90 days after written notice of such default to McCormick by the Trustee or to McCormick and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities;

         (iv) certain events of bankruptcy, insolvency or reorganization of McCormick; or

         (v) any other Event of Default specified for a series in the applicable prospectus supplement. (Section 5.1 of the Indenture).

         The Indenture provides that if an Event of Default under clause (i),
(ii) or (iii) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities may declare the principal of all the Debt Securities, together with any accrued interest, to be due and payable immediately. (Sections 5.2 and 5.13 of the Indenture).

         If an Event of Default under clause (iv) above shall have occurred and be continuing, then the principal of all the Debt Securities, together with any accrued interest, will be due and payable immediately without any declaration or other act on the part of the Trustee or any holder of a Debt Security. Upon certain conditions such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the Debt Securities. (Sections 5.2 and 5.13 of the Indenture).

         In addition, prior to the declaration of the acceleration of the maturity of the Debt Securities, past defaults may be waived by the holders of a majority in principal amount of the Debt Securities, except a default in the payment of principal of or interest on any Debt Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the approval of the holder of each Debt Security. (Sections 5.2 and 5.13 of the Indenture).

         The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debt Securities issued thereunder before proceeding to exercise any right or power under the Indenture at the request of the holders of such Debt Securities. (Section 6.3 of the Indenture).

         The Indenture also provides that the holders of a majority in principal amount of the Outstanding Securities of a particular series issued thereunder and affected (each series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 5.12 of the Indenture).

         The Indenture contains a covenant that McCormick will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists. (Section 10.9 of the Indenture).

SATISFACTION AND DISCHARGE

         The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Debt Securities, as expressly provided for in the Indenture) as to all Debt Securities when:

         -        either:

                  - all Debt Securities theretofore authenticated and delivered (except lost, stolen or destroyed Debt Securities that have been replaced or paid) have been delivered to the Trustee for cancellation or

                  - with respect to all Debt Securities not theretofore delivered to the Trustee for cancellation, McCormick has deposited or caused to be deposited with the Trustee funds or Government Obligations (as defined in the Indenture), or any combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Debt Securities not theretofore delivered to the Trustee for cancellation, for unpaid principal and interest to maturity;

                  - McCormick has paid all other sums payable by it under the Indenture;

                  - McCormick has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture to the satisfaction and discharge of the Indenture have been complied with; and

                  - if the Debt Securities are not due and payable within one year of the date of such deposit, McCormick has delivered to the Trustee an opinion of counsel to the effect that the holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. (Article IV of the Indenture).

COVENANT DEFEASANCE

         The terms of the Debt Securities provide that McCormick need not comply with certain restrictive covenants of the Indenture (including those described under "-- Certain of our Covenants" above) if:

         - McCormick deposits in trust with the Trustee money or Government Obligations, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and interest on the Debt Securities when due; and

         - McCormick delivers to the Trustee an opinion of counsel to the effect that the holders of Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. (Section 10.11 of the Indenture).

MODIFICATION AND WAIVER

         Without the consent of any holder of the Debt Securities, McCormick and the Trustee may modify or amend the Indenture to clarify or to make certain other changes that would not adversely affect the legal rights of any holder. (Section 9.1 of the Indenture)

         With the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the particular series affected, McCormick and the Trustee may modify or amend the Indenture; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each Debt Security:

         - change the stated maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest thereon, or change the coin or currency in which any Debt Security or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof;

         - reduce the percentage in principal amount of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

         - modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Debt Securities required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security. (Section 9.2 of the Indenture).

                              PLAN OF DISTRIBUTION

         We may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents. Goldman, Sachs & Co. may be one of the underwriters or may be one of the firms representing a group of underwriters. Goldman, Sachs & Co. may also act as agent.

         The distribution of the Debt Securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities offered under the prospectus may be "underwriters" as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

         We may have agreements with the underwriters, dealers and agents to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain liabilities.

         If the applicable prospectus supplement indicates, we may authorize dealers or agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

         -        commercial and savings banks;

         -        insurance companies;

         -        pension funds;

         -        investment companies; and

         -        educational and charitable institutions.

         The institutional purchaser's obligation under the contract is subject to the condition that the purchase of the offered Debt Securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and the agents will not be responsible for the validity or performance of the contracts.

                                    EXPERTS

         The consolidated financial statements of McCormick & Company, Incorporated and subsidiaries incorporated by reference in McCormick & Company, Incorporated and subsidiaries' Annual Report on Form 10-K for the year ended November 30, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Debt Securities will be passed upon for McCormick by Hogan & Hartson L.L.P., Columbia Square, 555 Thirteenth Street, N.W., Washington, D.C. 20004, and for the underwriters, dealers and agents by Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017.

================================================================================

       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.



                           ----------------------------


                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                                         Page
                                                                         ----
Risk Factors..............................................................S-
About this Prospectus and the Pricing Supplement..........................S-
Description of Notes......................................................S-
Special Provisions Relating to Foreign
         Currency Notes...................................................S-
United States Taxation....................................................S-
Supplemental Plan of Distribution ........................................S-
Experts...................................................................S-
Legal Matters.............................................................S-

                                   Prospectus
                                                                         Page
                                                                         ----
Where You Can Find More Information ...................................
Our Company ...........................................................
Recent Developments....................................................
Ratio of Earnings to Fixed Charges ....................................
Use of Proceeds .......................................................
Prospectus.............................................................
Prospectus Supplement..................................................
Description of Debt Securities ........................................
Plan of Distribution ..................................................
Experts ...............................................................
Legal Matters .........................................................


================================================================================


                                  $375,000,000


                              MCCORMICK & COMPANY,
                                  INCORPORATED


                                Medium-Term Notes


                           ----------------------------
                              PROSPECTUS SUPPLEMENT
                           ----------------------------





                              GOLDMAN, SACHS & CO.





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of securities being registered.

          SEC Registration Fee...........................             $ 99,000
          Legal Fees and Expenses........................              200,000
          Blue Sky Fees and Expenses.....................                5,000
          Accounting Fees and Expenses...................               60,000
          Printing and Engraving Expenses................               50,000
          Trustee's Fees.................................               10,000
          Rating Agency Fees.............................               15,000
          Miscellaneous..................................               11,000
                                                                    ----------
               Total.....................................             $450,000

--------------

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the registrant's by-laws and the Maryland General Corporation Law, the directors and officers of the registrant may be entitled to indemnification in respect of threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative ("proceedings"), to which they are made a party by reason of their position as a director or officer of the registrant. In the case of conduct in their official capacity with the registrant, directors and officers will be entitled to indemnification unless the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the director or officer actually received an improper personal benefit in money, property or services. In the case of criminal proceedings the director or the officer also must have had no reasonable cause to believe that the conduct was unlawful.

         If the director or officer is successful on the merits or otherwise in the defense of any proceeding, the director or officer will be entitled to indemnification against reasonable expenses incurred in connection with the proceedings regardless of whether the foregoing standards are met. In addition, a court of competent jurisdiction may order indemnification if it determines that the director or officer has met the foregoing standards, or if it determines that the director or officer is entitled to indemnification in view of all the relevant circumstances.

         Any indemnification required or permitted by the registrant's by-laws and the Maryland General Corporation Law may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, if the proceeding is by or in the right of the registrant, indemnification may be made only against expenses and may not be made in respect of any proceeding in which the director or officer is adjudged to be liable to the registrant.

         Under the registrant's charter, the monetary liability of directors and officers to the registrant of its stockholders is eliminated except for, and to the extent of, actual receipt of any improper benefit in money, property or services, or in respect of an adjudication based upon a finding of active and deliberate dishonesty material to the cause of action adjudicated.

         The registrant also maintains for the benefit of its directors and officers insurance covering certain liabilities asserted against or incurred by such persons in their capacity as, or as a result of their position as, director or officer of the registrant. This insurance may afford protection for liabilities not subject to indemnification under the registrant's by-laws and the Maryland General Corporation Law.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following exhibits are filed as part of this Registration
Statement:


 EXHIBIT
  NUMBER                          EXHIBIT DESCRIPTION
--------                          -------------------
    1           Form of Distribution Agreement.
    4.1         Form of Indenture between McCormick & Company, Incorporated and
                Sun Trust Bank, as trustee.
    4.2         Form of Medium-Term Note (Fixed Rate).
    4.3         Form of Medium-Term Note (Floating Rate).
    4.4         Form of Medium-Term Note (Single Indexed Note - Fixed Rate).
    4.5         Form of Medium-Term Note (Single Indexed Note - Floating Rate).
    5           Opinion of Hogan & Hartson L.L.P.
   12           Computation of ratio of earnings to fixed charges.
   23.1         Consent of Ernst & Young LLP, Independent Auditors.
   23.2         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).
   24           Powers of attorney.
   25           Statement on Form T-1 of eligibility of trustee.

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of each issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1993, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Maryland on September 22, 2000.

                                              MCCORMICK & COMPANY, INCORPORATED


                                              BY: /s/ Robert J. Lawless
                                                 ------------------------------
                                                        ROBERT J. LAWLESS
                                                   CHAIRMAN, PRESIDENT & CHIEF
                                                        EXECUTIVE OFFICER


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities indicated below, on this 22nd day of September, 2000.


                  PRINCIPAL EXECUTIVE OFFICER
                     /s/ Robert J. Lawless
        ------------------------------------------------      September 22, 2000
                       Robert J. Lawless
         Chairman, President & Chief Executive Officer


                  PRINCIPAL FINANCIAL OFFICER
                     /s/ Francis A. Contino
        ------------------------------------------------      September 22, 2000
                       Francis A. Contino
                Executive Vice President & Chief
                       Financial Officer


                  PRINCIPAL ACCOUNTING OFFICER
                   /s/ Kenneth A. Kelly, Jr.
        ------------------------------------------------      September 22, 2000
                     Kenneth A. Kelly, Jr.
                 Vice President and Controller

        THE BOARD OF DIRECTORS: *

        Barry H. Beracha, James T. Brady, Francis A
        Contino, Robert G. Davey, Edwards S. Dunn,
        Jr., Freeman A. Hrabowski, III, Robert J.
        Lawless, John C. Molan, Carroll D. Nordhoff,
        Robert W. Schroeder, William E. Stevens, Karen
        D. Weatherholtz


        *By:         /s/ Robert J. Lawless
            ------------------------------------------
                       Robert J. Lawless
                        Attorney-in-Fact

                                INDEX TO EXHIBITS


 EXHIBIT
  NUMBER                                 EXHIBIT DESCRIPTION
--------                                 -------------------
    1           Form of Distribution Agreement.
    4.1         Form of Indenture between McCormick & Company, Incorporated and
                Sun Trust Bank, as trustee.
    4.2         Form of Medium-Term Note (Fixed Rate).
    4.3         Form of Medium-Term Note (Floating Rate).
    4.4         Form of Medium-Term Note (Single Indexed Note - Fixed Rate).
    4.5         Form of Medium-Term Note (Single Indexed Note - Floating Rate).
    5           Opinion of Hogan & Hartson L.L.P.
   12           Computation of ratio of earnings to fixed charges.
   23.1         Consent of Ernst & Young LLP, Independent Auditors.
   23.2         Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).
   24           Powers of attorney.
   25           Statement on Form T-1 of eligibility of trustee.


                                       1